Exhibit 10.4
MAGELLAN PETROLEUM CORPORATION
NON-QUALIFIED STOCK OPTION
PERFORMANCE AWARD AGREEMENT
     This Agreement, made as of the grant date indicated in Section 3 below (the “Grant Date”), and between Magellan Petroleum Corporation, a Delaware corporation (the “Company”), and the undersigned individual (the “Optionee”), pursuant to the Magellan Petroleum Corporation 1998 Stock Option Plan, as amended on October 24, 2007, as further amended and renamed the “1998 Stock Incentive Plan” on December 11, 2008 (the “Plan”). Terms used but not defined herein shall have the same meaning as in the Plan).
     Whereas, the Optionee is the President and Chief Executive Officer and a director of the Company and the Company; and
     Whereas, the Company, acting through the Compensation Committee and the full Board of Directors has approved the award of Nonqualified Stock Options (“Options”) under the Plan to the Optionee (the “Award”).
     Now, Therefore, in consideration of the terms and conditions of this Agreement and pursuant to the Plan, the parties agree as follows:
1.	Grant of Options. The Company hereby awards to the Optionee the right and option to purchase from the Company, at the exercise price set forth in Section 3 below, all or any part of the aggregate number of shares of common stock, par value $0.01 per share, of the Company, as such common shares are presently constituted (the “Stock”), set forth in said Section 3.

2.	Terms and Conditions. It is understood and agreed that the Options evidenced hereby shall at all times be subject to the provisions of the Plan (which are incorporated herein by reference) and the following terms and conditions:
(a)	Expiration Date. The Options evidenced hereby shall expire on the date specified in Section 3 below, or earlier as provided in Section 7 of the Plan.

(b)	Exercise of Option. The Options evidenced hereby shall be exercisable from time to time by (i) providing written notice of exercise ten (10) days prior to the date of exercise specifying the number of shares for which the Options are being exercised, addressed to the Company at its principal place of business, and (ii) either:
(A)	Cash Only Exercise – submitting the full cash purchase price of the exercised Stock; or

(B)	Cashless Exercise – submitting appropriate authorization for the sale of Stock in an amount sufficient to provide the full purchase price in accordance with Section 5(d) of the Plan, or

(C)	Combination – tendering a combination of (i) and (ii) above.
(c)	Withholding Taxes. Without regard to the method of exercise and payment, the Optionee shall pay to the Company, upon notice of the amount due, any withholding taxes payable with respect to such exercise, which payment may be made with shares of Stock which would otherwise be issued pursuant to the Options.

(d)	Vesting. The shares covered by the Options shall vest in full upon the attainment of either of the following mutually acceptable performance goals: (i) upon monetizing the uncontracted gas reserves held by Magellan Petroleum Australia Limited, the Company’s wholly-owned subsidiary), at the Amadeus Basin fields, or (ii) upon the Closing Price of the Company’s Stock being at or above $1.50 per share of Stock for a period of sixty (60) consecutive trading days. For purposes of this Section 2(d), the term “Closing Price” shall mean either: (i) if the Stock is listed on a national securities exchange or quoted on the NASDAQ National Market or NASDAQ Capital Market, then the Closing Price per share of the shall be the last sale price per share of the Common Stock in the principal trading market for the Common Stock on such date, as reported by the exchange or NASDAQ, as the case may be; (ii) if the Stock is not listed on a national securities exchange or quoted on the NASDAQ National Market or NASDAQ Capital Market, but is traded in the over-the-counter market, then the “Closing Price” per share of the Stock shall be the closing bid price per share for the Stock on such date, as reported by the OTC Bulletin Board or the National Quotation Bureau, Incorporated or similar publisher of such quotations.

(e)	Acceleration. The Options evidenced hereby shall immediately be accelerated and vest in full upon:
(i)	a “change of control” of the Company as defined in Section 15 of the Plan;

(ii)	the Company’s termination of the Optionee’s employment with the Company without “Cause” (as such term is defined in the Optionee’s Employment Agreement with the Company); or

(iii)	upon the Optionee’s resignation from the Company for “Good Reason” (as such term is defined in the Optionee’s Employment Agreement with the Company.

(f)	Compliance with Laws and Regulations. The Options evidenced hereby are subject to restrictions imposed at any time on the exercise or delivery of shares in violation of the By-Laws of the Company or of any law or governmental regulation that the Company may find to be valid and applicable.

(g)	Interpretation. Optionee hereby acknowledges that this Agreement is governed by the Plan, a copy of which Optionee hereby acknowledges having received, and by such administrative rules and regulations relative to the Plan and not inconsistent therewith as may be adopted and amended from time by the Committee (the “Rules”). Optionee agrees to be bound by the terms and provisions of the Plan and the Rules.
3.	Option Data.

Optionee’s Name:	William H. Hastings

Number of shares of Stock Subject to this Option:	875,000 shares

Grant Date:	December 11, 2008

Exercise Price Per Share:	$1.20 per share

Expiration Date:	December 11, 2018
4.	Award of Options Contingent Upon Shareholder Approval. The award of the Options to the Optionee hereby are expressly conditioned upon, and shall only take effect, if the Company’s shareholders approve an amendment and restatement of the Plan at either (i) the Company’s 2008 annual meeting of shareholders to be held in the near future, or (ii) at any subsequent annual or special meeting of shareholders of the Company held on or before December 31, 2009, which approval is required under the terms of the Plan and the listing requirements of the Nasdaq Stock Market, Inc. Optionee acknowledges and agrees that, should the required shareholder approval of the Plan not be obtained on or prior to December 31, 2009, then the Award of Options evidenced hereby shall be null and void and of no further force and effect.

5.	Miscellaneous. This Agreement and the Plan (a) contains the entire Agreement of the parties relating to the subject matter of this Agreement and supersedes any prior agreements or understandings with respect thereto; and (b) shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Optionee, his heirs, devisees and legal representatives. In the event of the Optionee’s death or a judicial determination of his incompetence, reference in this Agreement to the Optionee shall be deemed to refer to his legal representative, heirs or devisees, as the case may be.

* * * * * *
     In Witness Whereof, the Company has caused this instrument to be executed by its authorized officer, as of the date identified below.

Agreed to:	MAGELLAN PETROLEUM CORPORATION

/s/ William H. Hastings	By:	/s/ Walter McCann

Optionee: William H. Hastings		Name: Walter McCann
Title: Chairman of the Board
Date: February 3, 2009